AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN
OF THE MARSICO INVESTMENT FUND

WHEREAS, The Marsico Investment Fund (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, shares of beneficial interest of the Trust have been divided into six separate series listed in the attached Schedule A, as it may be amended from time to time, and may be divided into additional series in the future (the "Funds");

WHEREAS, the Trust desires to adopt (on behalf of the Funds, a Distribution and Service Plan pursuant to Rule 12b-1 under the Act (the "Plan"), and the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Distribution and Service Plan will benefit the Trust, the Funds and their respective shareholders;

NOW, THEREFORE, the Trust on behalf of the Funds hereby agrees to the terms of the Plan, in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. The Funds shall pay fees for the distribution of their shares and for services to shareholders of the Funds at the annual rate of 0.25% of each respective Funds' average daily net assets (the “12b-1 Fee”).  Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine, subject to any applicable restriction imposed by rules of the Financial Industry Regulatory Authority, Inc.

2. The amount of the 12b-1 Fee set forth in paragraph 1 of this Plan shall be paid in connection with any activities or expenses primarily intended to result in the sale of the shares of the Funds, including, but not limited to compensation to registered representatives of broker-dealers that have entered into a Dealer Agreement with the Funds' Distributor and to financial institutions and other entities that make shares of the Funds available to their customers; compensation to and expenses of the Funds' Distributor; telephone expenses for marketing or promotional purposes; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing (together, “Distribution Expenses”).  In addition, all or a portion of the amount of the 12b-1 Fee may be paid for account maintenance and personal service to shareholders and any other non-distribution-related services, including but not limited to, shareholder liaison, recordkeeping, and transfer agency or sub-accounting services of the types typically provided by transfer agents, other fund service providers, or other financial intermediaries (including fund supermarkets) (together, “Non-Distribution Expenses”).

3. This Plan shall not take effect with respect to a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of such
Fund.

4. This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

5. This Plan of Distribution shall continue in full force and effect as to the Funds for so long.as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

6. The Trustees of the Trust shall be provided and shall review at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

7. This Plan may be terminated as to the Funds at any time, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Funds on not more than 30 days' written notice to any other party to the Plan.

8. This Plan may not be amended to increase materially the amount of the 12b-1 Fee (including all Distribution Expenses and any Non-Distribution Expenses) provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Plan, and maintain any such agreement or any such report, as the case may be, for the first two years in an easily accessible place.

Amended and Restated as of November 16, 2016

Amended Schedule A
to the
Distribution and Service Plan
of
The Marsico Investment Fund

Name of Funds

The Marsico Focus Fund
The Marsico Growth Fund
The Marsico 21st Century Fund
The Marsico International Opportunities Fund
The Marsico Flexible Capital Fund
The Marsico Global Fund

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